Exhibit 99.(a)11

PROTECT YOUR INVESTMENT

Vote against the Resolutions Proposed by the Harmony Board

Stop Harmony’s offer for Gold Fields

November 3, 2004

Dear Harmony Shareholder

We are writing to urge you to vote AGAINST the ordinary and special resolutions proposed by the Board of Directors of Harmony Gold at the general meeting of Harmony shareholders that will be held at Harmony’s corporate office on Friday 12 November 2004 at 11h00 (South African time).

If you have already voted for Harmony’s proposals, YOU SHOULD REVOKE YOUR VOTE by completing, signing and returning the enclosed form of proxy today voting AGAINST the ordinary and special resolutions proposed by the Harmony Board of Directors. Remember, your last dated proxy is the only one which counts.

YOU SHOULD VOTE AGAINST THE RESOLUTIONS PROPOSED BY HARMONY’S BOARD

On 18 October 2004, Harmony Gold Mining Company Limited (“Harmony”) announced an unsolicited and hostile proposal to merge with Gold Fields. Harmony is offering to acquire Gold Fields shares and ADSs in exchange for 1.275 new Harmony shares and ADSs, respectively. Harmony cannot fullfil the conditions precedent to its hostile offer for Gold Fields without your approval of a share capital increase. The Harmony Board is proposing that you approve:

•	a risky two-step offer to purchase all of the shares of Gold Fields in a transaction where Harmony would first attempt to acquire up to 34.9% of Gold Fields’ shares and then, subject to numerous conditions, including receipt of regulatory approvals and approval by competition authorities, attempt to acquire all of the Gold Fields shares it does not already own; and

•	a capital increase that would dilute your investment in Harmony and give Harmony the means to purchase Gold Fields.

In the United States, Gold Fields has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 on November 3, 2004 and holders of the Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including its registration statement on Form F-4 (which includes a preliminary prospectus), as amended or supplemented from time to time, and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

YOU SHOULD REJECT THESE RESOLUTIONS BECAUSE HARMONY’S OFFER TO ACQUIRE GOLD FIELDS PRESENTS HIGH RISKS AND FEW REWARDS FOR HARMONY SHAREHOLDERS

You should vote AGAINST the ordinary and special resolutions being proposed by Harmony because:

•	THE TRANSACTION IS VALUE DESTRUCTIVE FOR HARMONY SHAREHOLDERS

We believe the structure of the combined company as envisaged by Harmony will destroy value for both Harmony and Gold Fields shareholders. Since the announcement, Harmony shareholders have already lost R3.7bn of value through the decline in market capitalisation from market close on 15th October 2004 to 1st November 2004. This loss in value already discounts the announced synergies.

HARMONY’S TWO STEP OFFER STRUCTURE IS VERY RISKY – THE SUBSEQUENT OFFER COULD FAIL

Harmony’s strategy to acquire Gold Fields is based on a two-step offer. First, Harmony intends, through its “early settlement offer” to acquire up to 34.9% of Gold Fields. There is no “minimum condition” on Harmony’s early settlement offer. This means that regardless of the number of shares tendered in the early settlement offer, Harmony will have to purchase all of those shares up to 34.9% of Gold Fields. If only 10% of the Gold Fields shares are tendered, Harmony will be left holding a minority stake in Gold Fields. Such a complex ownership structure will not give Harmony the ability to effectively extract synergies or have direct access to Gold Fields’ cash flows.

Harmony has undertaken to commence a “subsequent offer” for all remaining shares in Gold Fields following the early settlement offer. The subsequent offer is subject to conditions including, a minimum condition of 50%, the approval of competition authorities and other unspecified regulatory approvals[1]. South African or other regulatory authorities may decide to block the transaction leaving Harmony with a minority stake in Gold Fields, at the expense of dilution to its shareholders. This is a waste of Harmony’s corporate assets by your Board[2].

What will the Harmony Board do if the subsequent offer fails? Why has this point not been addressed in the otherwise detailed circular to Harmony shareholders?

The Harmony Board is undertaking a very risky acquisition strategy at your expense.

[1]	As per Harmony’s circular dated October 20, 2004.

[2]	Alternatively, competition authorities could condition their approval on Harmony’s disposal of certain assets. Harmony would then be forced to sell assets, potentially at very low valuations, in order to close the Gold Fields acquisition, which would be highly detrimental to the value of your investment.

In the United States, Gold Fields has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 on November 3, 2004 and holders of the Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including its registration statement on Form F-4 (which includes a preliminary prospectus), as amended or supplemented from time to time, and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

•	HARMONY’S TWO STEP OFFER IS VERY RISKY – THE SUBSEQUENT OFFER COULD FAIL TO ACHIEVE 90% OWNERSHIP

The greatest risk to Harmony shareholders occurs if Harmony fails to acquire in excess of 90% of Gold Fields: a likely outcome given the coercive offer structure and the negative reaction of many Gold Fields shareholders to the offer. Owning less than 90% of Gold Fields will mean that Harmony:

– Cannot squeeze out disgruntled Minority Shareholders

– Does not get direct access to the cash flows of Gold Fields

– Will find it difficult to extract value from the investment in Gold Fields

•	HARMONY’S TWO STEP OFFER IS VERY RISKY – IT IS THE SUBJECT OF LEGAL CHALLENGE AND MAY BE UNLAWFUL

– The Competition Tribunal of South Africa may enjoin the offer because it was not properly notified.

– The High Court may stop the offer because it is not in compliance with the South African Companies Act.

– The High Court may find Harmony in breach of criminal provisions in the South African Companies Act.

•	IF HARMONY’S OFFER FOR GOLD FIELDS SUCCEEDS, HARMONY WILL BE INFLUENCED BY NORILSK NICKEL– NORILSK HAS NOT REVEALED ITS FUTURE PLANS FOR HARMONY

If the bid succeeds, Harmony shareholders should be aware that a large shareholder with no explicit strategy for the new entity may have significant influence over a merged Harmony and Gold Fields. Depending on the outcome, Norilsk Nickel could own between 13% – 20% (based on 50% – 100% acceptance) of the new entity after the completion of the offer.

THE HARMONY BOARD ARE HIGHLY UNLIKELY TO CREATE A NEW SOUTH AFRICAN CHAMPION THROUGH THE PROPOSED ACQUISITION OF GOLD FIELDS.

It is rare indeed that a hostile takeover bid has combined such value destructive potential with such little merit. The Gold Fields’ Board will continue to fight Harmony’s offer, which is coercive and which will put the fate of these two South African companies largely in the hands of opportunistic arbitrageurs with no long term investment intentions.

In the United States, Gold Fields has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 on November 3, 2004 and holders of the Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including its registration statement on Form F-4 (which includes a preliminary prospectus), as amended or supplemented from time to time, and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The Harmony Board needs 75% of the votes at the shareholders meeting on 12 November to approve the special resolutions it has proposed, so your vote is very important, no matter how many or how few shares you hold. To protect your investment you should vote AGAINST the special resolution to increase Harmony’s Authorized share capital at the Extraordinary General Meeting on the enclosed proxy card today.

Yours sincerely,

/s/ Ian Cockerill
Ian Cockerill

Chief Executive Officer

If you have any questions or need assistance in voting your shares, please call:

FROM SOUTH AFRICA
Call Computershare Investor Services 2004 (Proprietary) Limited
Toll Free at: 0800 202 361

OUTSIDE OF SOUTH AFRICA
Call Innisfree M&A Incorporated:

From Countries in the European Union
Call Toll Free at: 00-800-7710-9971

From the U.S. and Canada
Call Toll Free at: 1-877-687-1871

IF YOU ARE OUTSIDE THE TOLL-FREE AREAS:
Shareholders Call Collect (reverse charges): + 1 646-822-7436
Banks and Brokers Call Collect (reverse charges): +1 212-750-5833

In the United States, Gold Fields has filed a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 on November 3, 2004 and holders of the Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields will be available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including its registration statement on Form F-4 (which includes a preliminary prospectus), as amended or supplemented from time to time, and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.